INDEPENDENT  AUDITOR'S  CONSENT


To  The  Board  of  Directors  of  Advantage Technologies, Inc.

We hereby consent to the use in this Form 8-K of our report dated February 1, 2000 relating to the financial statements of Advantage Technologies, Inc. (formerly Simulator Systems, Inc.) as of September 30, 1999 and 1998 and for each of the three years in the period ended September 30, 1999.


/s/  Timothy L. Steers, CPA, LLC

Timothy L. Steers, CPA, LLC


Portland, Oregon
April 3,  2000